Exhibit 99.1

The TJX Companies, Inc. Reports Q3 FY21 Results; Reports Above-Plan Overall Open-Only Comp Store Sales of Down 5%; Earnings Per Share of $.71; Plans to Reinstate Payment of Quarterly Dividend at Increased Rate of $.26 Per Share

  Reported Q3 FY21 net sales of $10.1 billion
  Q3 FY21 overall open-only comp store sales decreased 5%, which was well above the Company’s plans
  Q3 FY21 diluted earnings per share were $.71, which was well above the Company’s plans
  Generated $4.1 billion of operating cash flow and ended Q3 FY21 with $10.6 billion of cash
  Plans to reinstate payment of its quarterly dividend, subject to approval by the Company’s Board of Directors, at an increased rate of $.26 per share

FRAMINGHAM, Mass.--(BUSINESS WIRE)--November 18, 2020--The TJX Companies, Inc. (NYSE: TJX), the leading off-price apparel and home fashions retailer in the U.S. and worldwide, today announced sales and operating results for the third quarter ended October 31, 2020. Net sales for the third quarter of Fiscal 2021 were $10.1 billion. Overall open-only comp store sales (defined below) were down 5% versus last year. Net income for the third quarter was $867 million and diluted earnings per share were $.71 versus $.68 in the prior year. The Company’s lower tax rate in the third quarter of Fiscal 2021 resulted in an increase in earnings per share of approximately $.09 compared to the prior year. The lower tax rate was primarily due to a true-up of the Company’s year-to-date tax rate as well as the shifting of income and loss positions across the Company’s operating jurisdictions.

For the first nine months of Fiscal 2021, net sales were $21.2 billion. Net loss was ($235) million and loss per share was ($.20). The Company’s results for the first nine months of Fiscal 2021 were negatively impacted by the temporary closure of its stores for approximately 27% of the first nine months of the year due to the COVID-19 global pandemic.

CEO and President Comments

Ernie Herrman, Chief Executive Officer and President of The TJX Companies, Inc., stated, “Our third quarter results significantly exceeded our plans on both the top and bottom lines as consumers were drawn to our compelling brands and values. This is such a great testament to our global Associates. I am particularly proud of their dedication to our health and safety protocols for Associates and customers, and grateful to our store, distribution and fulfillment center Associates who are physically coming into work to keep our business open. All of our divisions drove sales above our plans, and our home, beauty, and activewear businesses outperformed at Marmaxx, TJX Canada, and TJX International. At HomeGoods, we delivered another quarter of double-digit open-only comp store sales growth. To both leverage our strength in the home category and capitalize on our market share growth opportunities, we are pleased to share that we plan to rollout e-commerce on HomeGoods.com later next year. As we begin the fourth quarter, while significant uncertainty around COVID-19 remains, we are as focused as ever on bringing consumers exciting gift selections at excellent values. We plan to ship fresh assortments to our stores and online throughout the holiday selling season. Longer term, when we are past this health crisis, we are very confident that we will continue to gain more customers and drive the successful growth of TJX well into the future.”

Margins

For the third quarter of Fiscal 2021, the Company’s consolidated pretax profit margin was 10.0%, a 0.7 percentage point decrease versus the prior year’s 10.7%. The Company’s very strong merchandise margin increase was more than offset by significant operating costs related to COVID-19 and expense deleverage on the year-over-year sales decline.

Cash and Dividend Update

During the third quarter, the Company generated $4.1 billion of operating cash flow and ended the quarter with $10.6 billion of cash. With the Company’s strong liquidity position, TJX announced today that it expects to reinstate a quarterly dividend in the fourth quarter of Fiscal 2021, subject to the approval of the Company’s Board of Directors. The Company expects a quarterly dividend on its common stock of $.26 per share to be declared in December 2020 and payable in March 2021. This would represent a 13% increase in the per share dividend compared to the Company’s previous dividend paid in March of 2020.

Temporary Store Closings

The Company currently has approximately 470 stores that are temporarily closed due to local government mandates in response to the COVID-19 global pandemic. The vast majority of these stores are located in Europe. The Company’s tkmaxx.com e-commerce business in the U.K. remains open.

Open-Only Comp Store Sales

Due to the temporary closing of stores as a result of the COVID-19 global pandemic, the Company’s historical definition of comp store sales is not applicable this quarter. In order to provide a performance indicator for its stores as they reopen, the Company is temporarily reporting a new sales measure: open-only comp store sales. Open-only comp store sales includes stores initially classified as comp stores at the beginning of Fiscal 2021 that have had to temporarily close due to the COVID-19 pandemic. This measure reports the sales increase or decrease of these stores for the days the stores were open in the current period against sales for the same days in the prior year.

Sales by Business Segment

The Company’s open-only comp store sales and net sales by division, in the third quarter, were as follows:

	Third Quarter Open-Only Comp Store Sales[1,2]	Third Quarter Net Sales ($ in millions)[3,4]
		FY2021	FY2020

Marmaxx (U.S.)[5,6]	-10%	$5,785	$6,354
HomeGoods (U.S.)[7]	+15%	$1,876	$1,582
TJX Canada	-7%	$1,028	$1,082
TJX International (Europe & Australia)	-6%	$1,429	$1,433

TJX	-5%	$10,117	$10,451

1Open-only comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. 2Open-only comparable store sales exclude e-commerce sites (tjmaxx.com, marshalls.com, sierra.com, and tkmaxx.com) and include Sierra stores. 3Net sales in TJX Canada and TJX International include the impact of foreign currency exchange rates. 4Figures may not foot due to rounding. 5Combination of T.J. Maxx and Marshalls. 6Net sales include Sierra’s e-commerce and store sales. 7Includes Homesense stores in the U.S.

Q3 FY21 Inventory

Total inventories as of October 31, 2020, were $5.0 billion, compared with $6.3 billion at the end of the third quarter last year. The year-over-year decline in balance sheet inventory was due to a combination of factors, including lower planned store inventory levels, stronger than expected third quarter sales, and merchandise delivery delays due to continued bottlenecks in the supply chain. Overall product availability in the marketplace remains excellent and the Company continues to shift its buying towards the categories that have had the strongest demand since reopening. The Company is well positioned to ship a fresh assortment of gifts to its stores and online throughout the holiday season.

Outlook

For the first two weeks of the fourth quarter, overall open-only comp store sales were down 7%, similar to the trend the Company saw during the last week of October. Due to the increasing uncertainty of the current environment and the difficulty in forecasting the impact of the global pandemic on temporary store closures and consumer behavior, demand, and traffic, the Company is not providing guidance at this time.

Stores by Concept

During the third quarter ended October 31, 2020, the Company increased its store count by 17 stores to a total of 4,574 stores and increased square footage by 1% over the same period last year.

	Store Locations[1]		Gross Square Feet[2]
	Third Quarter		Third Quarter
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	1,271	1,272	34.8	34.8
Marshalls	1,134	1,134	32.5	32.4
HomeGoods	818	821	19.0	19.1
Sierra	46	48	1.0	1.0
Homesense	34	34	0.9	0.9
In Canada:
Winners	279	280	7.6	7.7
HomeSense	141	143	3.2	3.3
Marshalls	102	102	2.7	2.7
In Europe:
T.K. Maxx	597	602	16.8	16.9
Homesense	78	78	1.5	1.5
In Australia:
T.K. Maxx	57	60	1.2	1.3

TJX	4,557	4,574	121.3	121.7

1Store counts above include both banners within a combo or a superstore. Includes stores that were or are temporarily closed due to COVID-19.
2Square feet figures may not foot due to rounding.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. As of October 31, 2020, the end of the Company’s third quarter, the Company operated a total of 4,574 stores in nine countries, the United States, Canada, the United Kingdom, Ireland, Germany, Poland, Austria, the Netherlands, and Australia, and four e-commerce sites. These include 1,272 T.J. Maxx, 1,134 Marshalls, 821 HomeGoods, 48 Sierra, and 34 Homesense stores, as well as tjmaxx.com, marshalls.com, and sierra.com in the United States; 280 Winners, 143 HomeSense, and 102 Marshalls stores in Canada; 602 T.K. Maxx and 78 Homesense stores, as well as tkmaxx.com, in Europe; and 60 T.K. Maxx stores in Australia. TJX’s press releases and financial information are available at TJX.com.

Fiscal 2021 Third Quarter Earnings Conference Call

At 11:00 a.m. ET today, Ernie Herrman, Chief Executive Officer and President of TJX, will hold a conference call to discuss the Company’s third quarter Fiscal 2021 results, operations, and business trends. A real-time webcast of the call will be available to the public at TJX.com. A replay of the call will also be available by dialing (866) 367-5577 (U.S. only) or (203) 369-0233 through Wednesday, November 25, 2020, or at TJX.com.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investors section of TJX.com after they are no longer available by telephone, as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investors section at TJX.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: execution of buying strategy and inventory management; operational and business expansion and management of large size and scale; customer trends and preferences; various marketing efforts; competition; economic conditions and consumer spending; the ongoing COVID-19 global pandemic and associated containment and remediation efforts; labor costs and workforce challenges; personnel recruitment, training and retention; data security and maintenance and development of information technology systems; corporate and retail banner reputation; quality, safety and other issues with our merchandise; compliance with laws, regulations and orders and changes in laws, regulations and applicable accounting standards; serious disruptions or catastrophic events and adverse or unseasonable weather; expanding international operations; merchandise sourcing and transport; commodity availability and pricing; fluctuations in currency exchange rates; fluctuations in quarterly operating results and market expectations; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; outcomes of litigation, legal proceedings and other legal or regulatory matters; disproportionate impact of disruptions in the second half of the fiscal year; cash flow; inventory or asset loss; tax matters; real estate activities; and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries Financial Summary (Unaudited) (In Thousands Except Per Share Amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019

Net sales	$10,117,289	$10,451,334	$21,193,752	$29,510,515

Cost of sales, including buying and occupancy costs	7,062,285	7,440,033	16,651,240	21,103,975
Selling, general and administrative expenses	1,986,128	1,885,923	4,827,816	5,319,659
Interest expense, net	52,884	3,259	133,571	6,973

Income (loss) before income taxes	1,015,992	1,122,119	(418,875)	3,079,908
(Provision) benefit for income taxes	(149,336)	(293,856)	183,822	(792,505)

Net income (loss)	$866,656	$828,263	$(235,053)	$2,287,403

Diluted earnings (loss) per share	$0.71	$0.68	$(0.20)	$1.86

Cash dividends declared per share	$—	$0.23	$—	$0.69

Weighted average common shares – diluted	1,214,195	1,224,288	1,198,798	1,228,903

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Balance Sheets (Unaudited) (In Millions)

	October 31, 2020	November 2, 2019

ASSETS
Current assets:
Cash and cash equivalents	$10,582.0	$2,060.2
Accounts receivable and other current assets	888.8	857.2
Merchandise inventories	4,997.5	6,274.8
Federal, state and foreign income taxes recoverable	185.6	182.4

Total current assets	16,653.9	9,374.6

Net property at cost	5,004.8	5,251.0

Operating lease right of use assets	9,028.7	9,069.1
Goodwill	96.7	96.3
Other assets	781.4	497.7

TOTAL ASSETS	$31,565.5	$24,288.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,142.5	$3,447.4
Accrued expenses and other current liabilities	3,275.1	2,827.4
Current portion of operating lease liabilities	1,650.2	1,412.3
Current portion of long-term debt	749.4	—

Total current liabilities	11,817.2	7,687.1

Other long-term liabilities	860.5	797.6
Non-current deferred income taxes, net	78.0	203.5
Long-term operating lease liabilities	7,795.8	7,822.1
Long-term debt	5,447.2	2,235.9

Shareholders’ equity	5,566.8	5,542.5

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$31,565.5	$24,288.7

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Statements of Cash Flows (Unaudited) (In Millions)

	Thirty-Nine Weeks Ended
	October 31, 2020	November 2, 2019

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(235.1)	$2,287.4
Depreciation and amortization	658.5	647.4
Deferred income tax (benefit) provision	(113.0)	42.1
Share-based compensation	58.9	86.6
(Increase) in accounts receivable and other assets	(130.3)	(161.8)
(Increase) in merchandise inventories	(134.9)	(1,701.7)
(Increase) in income taxes recoverable	(138.7)	(169.6)
Increase in accounts payable	3,464.3	805.8
Increase in accrued expenses and other liabilities	570.4	2.2
Increase in net operating lease liabilities	226.9	32.1
Other	49.8	3.1
Net cash provided by operating activities	4,276.8	1,873.6

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(433.6)	(992.7)
Purchase of investments	(24.5)	(24.1)
Sales and maturities of investments	13.9	11.6
Other	—	7.4
Net cash (used in) investing activities	(444.2)	(997.8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash payments on revolving credit facilities	(1,000.0)	—
Proceeds from long-term debt	4,988.5	—
Cash payments for debt issuance expenses	(33.9)	—
Cash payments for repurchase of common stock	(201.5)	(1,190.4)
Cash dividends paid	(278.3)	(795.1)
Proceeds from issuance of common stock	87.7	175.3
Cash payments of employee tax withholdings for performance based stock awards	(21.8)	(23.3)
Net cash provided by (used in) financing activities	3,540.7	(1,833.5)

Effect of exchange rate changes on cash	(8.1)	(12.3)

Net increase (decrease) in cash and cash equivalents	7,365.2	(970.0)
Cash and cash equivalents at beginning of year	3,216.8	3,030.2

Cash and cash equivalents at end of period	$10,582.0	$2,060.2

The TJX Companies, Inc. and Consolidated Subsidiaries Selected Information by Major Business Segment (Unaudited) (In Thousands)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Net sales:
In the United States:
Marmaxx	$5,784,753	$6,353,987	$12,441,872	$18,262,444
HomeGoods	1,875,641	1,582,411	3,871,479	4,404,112
TJX Canada	1,027,828	1,081,522	1,999,382	2,896,717
TJX International	1,429,067	1,433,414	2,881,019	3,947,242
Total net sales	$10,117,289	$10,451,334	$21,193,752	$29,510,515

Segment profit (loss):
In the United States:
Marmaxx	$665,070	$820,430	$55,872	$2,471,622
HomeGoods	291,209	173,212	235,082	438,939
TJX Canada	176,520	170,264	101,304	385,513
TJX International	86,576	99,397	(303,303)	178,343
Total segment profit	1,219,375	1,263,303	88,955	3,474,417

General corporate expense	150,499	137,925	374,259	387,536
Interest expense, net	52,884	3,259	133,571	6,973
Income (loss) before income taxes	$1,015,992	$1,122,119	$(418,875)	$3,079,908

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

  In December 2019, a novel coronavirus ("COVID-19") emerged and spread worldwide. The World Health Organization declared COVID-19 a pandemic in March 2020, resulting in federal, state and local governments and private entities mandating various restrictions, including travel restrictions, restrictions on public gatherings, stay at home orders and advisories and quarantine or isolation protocols for those who may have been exposed to the virus. In March 2020, the Company temporarily closed all of its stores, its online businesses, its distribution centers and its offices, with Associates working remotely where possible. In May 2020, the Company began reopening stores and by the end of the second quarter, more than 4,500 of the Company’s worldwide stores, and each of its online businesses had reopened. As of November 18, 2020, the Company has approximately 470 stores that are temporarily closed due to local government mandates in response to the COVID-19 global pandemic, primarily located in Europe. The Company’s tkmaxx.com e-commerce business in the U.K. remains open. These and other factors have had and may continue to have a material impact on our business, results of operations, financial position and cash flows.
  The Company has taken several steps to further strengthen our financial position and balance sheet, and maintain financial liquidity and flexibility, including suspending our share repurchase program, reviewing operating expenses, evaluating, and in some cases, extending merchandise payment terms, reducing capital expenditures, negotiating rent deferrals for a significant number of stores and not declaring a dividend in the first nine months of fiscal 2021. In April 2020 the Company issued $4.0 billion in aggregate principal long-term debt. In August 2020, the Company increased its borrowing capacity under revolving credit facilities with a new $500.0 million facility, making a total of $1.5 billion available to the Company.
  On November 18, 2020, TJX announced that it expects to reinstate a quarterly dividend in the fourth quarter of Fiscal 2021, subject to the approval of the Company’s Board of Directors. The Company expects a quarterly dividend on its common stock of $0.26 per share to be declared in December 2020 and payable in March 2021.
  Prior to the suspension of the share buyback program, TJX repurchased and retired 3.2 million shares of its common stock at a cost of $190 million on a "trade date" basis. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases. In February 2020, the Company announced that its Board of Directors had approved a new stock repurchase program that authorizes the repurchase of up to an additional $1.5 billion of TJX common stock from time to time. As of October 31, 2020, the Company had approximately $3.0 billion available under this and previously announced stock repurchase programs.
  For the thirty-nine weeks ended October 31, 2020, as a result of net losses, all options have been excluded from the calculation of diluted earnings per share and therefore there was no difference in the weighted average number of common shares for basic and diluted loss per share as the effect of all potentially dilutive shares outstanding would have been anti-dilutive.

Contacts

Debra McConnell
Global Communications
(508) 390-2323